EXHIBIT 99.1

LIMITED LIABILITY COMPANY AGREEMENT
OF
DESSO MASLAND HOSPITALITY LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (“Agreement”) is entered into as of April 14, 2014, by and between TDG Operations, LLC, a Georgia limited liability company (“Masland”), and Desso (U.S.A.), Inc., a Pennsylvania corporation (“Desso”). Masland and Desso and any other persons or entities who shall in the future execute and deliver this Agreement pursuant to the provisions hereof shall hereinafter collectively be referred to as the “Members.”
Masland and Desso propose to form a joint venture to facilitate the selling of hospitality carpet products of each Member to the upscale hospitality market in the Americas and, as agreed in the Annual Business Plan (as defined below), in other geographic areas (collectively, the “Trading Area”) (collectively, the “Business”). Masland and Desso further propose that the joint venture take the form of a limited liability company organized pursuant to the provisions of the Tennessee Revised Limited Liability Company Act (the “Tennessee LLC Act”) under the name “Desso Masland Hospitality LLC” (the “LLC”).
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Members hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS

Unless the context otherwise specifies or requires, capitalized terms used herein shall have the respective meanings assigned thereto in Addendum I, attached hereto and incorporated herein by reference, for all purposes of this Agreement (such definitions to be equally applicable to both the singular and the plural forms of the terms defined). Unless otherwise specified, all references herein to Articles or Sections are to Articles or Sections of this Agreement.
ARTICLE II
FORMATION; NAME; PLACE OF BUSINESS

2.01    Formation of LLC; Certificate of Formation. The Members of the LLC hereby:

(a)authorize the formation of the LLC by the Members as a limited liability company pursuant to the Tennessee LLC Act, and further authorize the filing of the Certificate of Formation (the “Certificate of Formation”) with the Secretary of State as required under the Tennessee LLC Act;

(b)confirm and agree to their status as Members of the LLC;

(c)execute this Agreement for the purpose of confirming the existence of the LLC and establishing the rights, duties and relationship of the Members; and

(d)(i) agree that if the laws of any jurisdiction in which the LLC transacts business so require, the LLC shall file with the appropriate office in that jurisdiction any documents necessary for the LLC to qualify to transact business under such laws; and (ii) agree to execute, acknowledge, and cause to be filed, in the place or places and manner prescribed by law, any amendments to the Certificate of Formation as may be required, either by the Tennessee LLC Act, by the laws of any jurisdiction in which the LLC transacts business or by this Agreement, to reflect changes in the information contained therein or otherwise to comply with the requirements of law for the continuation, preservation, and operation of the LLC as a limited liability company under the Tennessee LLC Act.

2.02    Name of LLC. The name under which the LLC shall conduct its business is “Desso Masland Hospitality LLC.” The business of the LLC may be conducted under any other name permitted by the Tennessee LLC Act that is selected by the Board of Directors. The LLC promptly shall execute, file, and record any assumed or fictitious name certificates required by the laws of the State of Tennessee or any state in which the LLC conducts business.

2.03    Place of Business. The location of the principal place of business of the LLC shall be at c/o Desso (U.S.A.), Inc., 10 Corbin Drive, Floor #2, Darien, Connecticut 06820. The Board of Directors may change the principal place of business of the LLC to such other place or places within the United States as the Board of Directors may from time to time determine, provided that the Board of Directors shall give written notice of the change to the Members within thirty (30) days after the effective date of the change and, if necessary, the Board of Directors shall amend the Certificate of Formation in accordance with the applicable requirements of the Tennessee LLC Act. The Board of Directors may establish and maintain such other offices and additional places of business of the LLC, either within or without the State of Connecticut, as it deems appropriate.

2.04    Registered Office; Registered Agent and Place of Business. The registered office of the LLC in the State of Tennessee shall be located at 104 Nowlin Lane, Suite 101, Chattanooga, TN 37421. Jon A. Faulkner shall be the registered agent of the LLC in the State of Tennessee for service of process.

2.05    Title to LLC Property. All property owned by the LLC, whether real or personal, tangible or intangible, shall be deemed to be owned by the LLC as an entity, and no Member individually shall own or have any interest in such property.

ARTICLE III
PURPOSES AND POWERS OF LLC

3.01    Purposes. The purposes of the LLC shall be:

(a)    to engage in the Business;

(b)    to acquire, hold, own, operate, manage, finance, encumber, sell, or otherwise dispose of and otherwise use the LLC Assets; and

(c)    to enter into any lawful transaction and engage in any lawful activities in furtherance of the foregoing purposes and as may be necessary, incidental or convenient to carry out the Business of the LLC as contemplated by this Agreement.

3.02    Powers. The LLC shall have the power to do any and all acts and things necessary, appropriate, advisable, or convenient for the furtherance and accomplishment of the purposes of the LLC, including, without limitation, to engage in any kind of activity and to enter into and perform obligations of any kind necessary to or in connection with, or incidental to, the accomplishment of the purposes of the LLC, so long as said activities and obligations may be lawfully engaged in or performed by a limited liability company under the Tennessee LLC Act.

ARTICLE IV
TERM OF LLC

The LLC commenced on the date upon which the Certificate of Formation was duly filed with the Tennessee Secretary of State’s Office and shall continue in perpetuity, unless dissolved and liquidated in accordance with the provisions of Article XII.

ARTICLE V
CAPITAL; LIABILITY OF MEMBERS

5.01    Initial Capital Contributions of the Members; Trademark License. Concurrently with the execution of this Agreement, each of Masland and Desso shall contribute the items set forth on Schedule 1 (each such contribution an “Initial Capital Contribution”). The Initial Capital Contribution of each Member, to the extent it consists of cash, shall be made in immediately available funds payable to the order of the LLC or its designated agent. The Members shall not be required to make any Capital Contributions to the LLC other than as set forth in this Section 5.01. Each Member’s percentage share of the total LLC Interests (a Member’s “Percentage Interest”) shall be as follows:

•	Masland’s Percentage Interest is 50%.

•	Desso’s Percentage Interest is 50%.

In addition to the Initial Capital Contribution, each of Masland and Desso hereby licenses to the LLC the brand names, trademarks, logos and service marks associated with the products of such Members sold by such Members to the LLC, for the LLC’s use in marketing, promoting, distributing and offering for sale and selling such products, such license to be non-transferable, royalty-free and limited to use in the Business and the use of such brand names, trademarks, logos and service marks to be consistent with the applicable Member’s guidelines thereon (collectively, the “Trademark Licenses”). Upon the dissolution of the LLC or other cessation of sale of a Member’s products by the LLC, all rights of the LLC with respect to the applicable Trademark License shall terminate.
5.02    Capital Accounts. A separate capital account (a “Capital Account”) shall be established and maintained for each Member. The Capital Account of each Member shall be (a) increased by the amount of any contributions made to the LLC by the Member, (b) increased or decreased by items of Net Income or Net Loss allocated to the Member pursuant to Article VI, and (c) decreased by any distributions made by the LLC to the Member.

5.03    No Interest on Capital Contributions or Capital Accounts. No Member shall be entitled to receive any interest on its Capital Contributions or its outstanding Capital Account balance.

5.04    Financing; Loans to the LLC. Funds required by the LLC for the conduct of its business shall be provided through profits and cash flow of the LLC derived from its business. Nevertheless, the parties recognize that, from time to time, it may be appropriate to provide the LLC with funding from its Members or from external sources. When funding is so required, the Board of Directors will determine the best way to meet such funding requirements. The Board of Directors may determine that each of the Members shall provide a loan to the LLC, in equal amounts. If either Member fails to loan its allocated portion, the other Member may loan such allocated portion. The amounts of such loans shall be a debt of the LLC to the lending Member(s) and shall be payable or collectible only out of the profits and cash flow of the LLC derived from its business or in accordance with terms and conditions agreed upon by the Board of Directors and the lending Member(s). Those terms and conditions will be as set forth in any applicable debt instrument, and may provide that the debt shall be payable over a term and/or on demand and for such interest and security as the Board of Directors and the lending Member(s) may agree.

5.05    Return of Capital. Except upon the dissolution of the LLC or as may be specifically provided in this Agreement, no Member shall have the right to demand or to receive the return of all or any part of its Capital Account or its Capital Contributions to the LLC.

5.06    Liability of Members, Directors and officers for Debts of LLC. Except as otherwise provided in the Tennessee LLC Act, the debts, obligations and liabilities of the LLC, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the LLC, and none of the Members, Directors or officers shall be obligated personally for any such debt, obligation or liability of the LLC solely by reason of being a Member, Director or officer. The failure of the LLC to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under the Tennessee LLC Act or this Agreement shall not be grounds for imposing personal liability on the Members or the Directors for liabilities of the LLC.

5.07    Representations and Warranties by the Members. By execution and delivery of this Agreement each of the Members represents and warrants to the LLC and acknowledges that:

(a)    the Membership Interests have not been registered under the Securities Act or the securities laws of any other jurisdiction, are issued in reliance upon federal and state exemptions for transactions not involving a public offering and cannot be disposed of unless (i) they are subsequently registered or exempted from registration under the Securities Act and (ii) the provisions of this Agreement have been complied with;

(b)    such Member is an "accredited investor" within the meaning of Rule 501 promulgated under the Securities Act, as amended by Section 413(a) of the Dodd-Frank Wall Street

Reform and Consumer Protection Act, and agrees that it will not take any action that could have an adverse effect on the availability of the exemption from registration provided by Rule 501 promulgated under the Securities Act with respect to the offer and sale of the Membership Interests;

(c)    such Member's Membership Interests are being acquired for its own account solely for investment and not with a view to resale or distribution thereof;

(d)    the execution, delivery and performance of this Agreement have been duly authorized by such Member and do not require such Member to obtain any consent or approval that has not been obtained and do not contravene or result in a default in any material respect under any provision of any law or regulation applicable to such Member or other governing documents or any agreement or instrument to which such Member is a party or by which such Member is bound; and

(e)    this Agreement is valid, binding and enforceable against such Member in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general applicability relating to or affecting creditors' rights or general equity principles (regardless of whether considered at law or in equity).

ARTICLE VI
ALLOCATION OF PROFITS AND LOSSES; DISTRIBUTIONS; TAXES

6.01    Allocation of Net Income or Net Loss. Except as otherwise provided in Section 6.04, the Net Income or Net Loss, other items of income, gains, losses, deductions and credits, and the taxable income, gains, losses, deductions and credits of the LLC, if any, for each Fiscal Year (or portion thereof) shall be allocated to the Members in proportion to their Percentage Interests.

6.02    Allocation of Income and Loss With Respect to LLC Interests Transferred. If any LLC Interest is transferred during any Fiscal Year, the Net Income or Net Loss (and other items referred to in Section 6.01) attributable to such LLC Interest for such Fiscal Year shall be allocated between the transferor and the transferee in accordance with Article X.

6.03    Distributions. Distributions to the Members shall be made quarterly and in amounts as are determined by the Board of Directors. Distributions shall be made to the Members first to the repayment of accrued and unpaid interest, and all unpaid principal, on any indebtedness owed to the Members, and second in proportion to their Percentage Interests, subject to the following provision: any distributions shall be made as between the Members on the basis of the ratio of the aggregate dollar value of sales of each Member’s products sold by the LLC until the sales of Masland products, in the aggregate, have exceeded forty percent (40%) of all sales by the LLC (with aggregate sales to be determined on a quarterly basis), whereupon any distributions shall be made according to Percentage Interests. Distributions may be made in cash or by distributing property in kind. If the Board of Directors cannot agree upon the amount to be distributed for any quarter, the LLC’s auditors will certify whether and how much the LLC has profits available for distribution, taking into account any legal requirements or restrictions on such distribution, including any restriction in any financing agreement entered into by the LLC, and whether the LLC has sufficient financial resources to meet its anticipated obligations, including working capital requirements, as they become due, whereupon the LLC shall then distribute the amount determined by the auditors to be available for distribution, unless the Members determine otherwise.

6.04    Taxes.

(a)    Reports. As soon as practicable after the end of each Fiscal Year, the LLC shall prepare and mail to each Member a report containing all information necessary for the Member to include its share of taxable income or loss (or items thereof) in its income tax return.

(b)    Nonrecourse Loans.

(i)For federal income tax purposes, any loss attributable to a nonrecourse loan made to the LLC by a Member (i.e., any loss that would be economically borne by such Member in his capacity as lender) shall be allocated to such Member in accordance with Treas. Reg. § 1.704-1(b)(4)(iv)(g). If any allocation of loss is made pursuant to the preceding sentence, subsequent income and gain of the LLC shall first be allocated to such Member until the amount of income and gain so allocated equals the amount of loss previously allocated to the Member pursuant to the preceding sentence.

(ii)For federal income tax purposes, any loss attributable to a nonrecourse loan made to the LLC other than by a Member shall be allocated pursuant to Treas. Reg. §1.704-1(b)(4)(iv) according to the Members’ Percentage Interests in the LLC.

(c)    Contributions of Property. In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, depreciation, amortization, gain and loss, as determined for tax purposes, with respect to any contributed property the book value of which differs from its adjusted basis for federal income tax purposes, shall, for tax purposes, be allocated between the Members so as to take account of any variation between the adjusted basis of such property to the LLC for federal income tax purposes and its book value.

(d)    Purpose of Tax Allocations. Allocations pursuant to this Section 6.04 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, the Capital Account of any Member or such Member’s share of profit, loss, other items, or distributions pursuant to any provision of this Agreement. The provisions of this Section 6.04 relating to federal income tax treatment of an item shall apply for state and local income tax purposes to the extent permitted under applicable law. Any elections or other decisions relating to such allocations shall be made by the Board of Directors or the Tax Matters Member pursuant to Section 6.04(e) of this Agreement.

(e)Federal Income Tax Elections; Tax Matters Member. All elections required or permitted to be made by the LLC under the Code shall be made by the Members. The Tax Matters Member is responsible for all administrative and judicial proceedings for the assessment and collection of tax deficiencies or the refund of tax overpayments arising out of a Member’s distributive share of items of income, deduction, credit and/or of any other Company item (as that term is defined in the Code or in the Treasury Regulations) allocated to the Members affecting any Member’s tax liability. The Members hereby appoint Masland as the initial Tax Matters Member. The Tax Matters Member shall promptly give notice to all Members of any administrative or judicial proceeding pending before the Internal Revenue Service involving any Company item and the progress of any such proceeding. Such notice shall be in compliance with such regulations as are issued by the Internal Revenue Service. The Tax Matters Member

shall have all the powers provided to a tax matters partner in Sections 6221 through 6233 of the Code, including the specific power to extend the statute of limitations with respect to any matter which is attributable to any Company item or affecting any item pending before the Internal Revenue Service and to select the forum to litigate any tax issue or liability arising from Company items. The provisions on limitations of liability of the officers and Members and indemnification set forth in Section 7.05 shall be fully applicable to the Tax Matters Member in its capacity as such. The Tax Matters Member may resign at any time by giving written notice to the LLC and each of the other Members. Upon resignation of the Tax Matters Member, a new Tax Matters Member may be elected from among the Members by the Board of Directors. The Tax Matters Member shall be reimbursed by the LLC for any reasonable expenses incurred in its capacity as Tax Matters Member.

(f)Modifications. If the Board of Directors determines that any of the provisions of this Section 6.04 do not comply with the rules of Treas. Reg. § 1.704-1(b)(3) for allocating income, gain, loss, and deductions of the LLC in accordance with the Members’ LLC Interests, the Board of Directors may make any modifications required to cause such provisions to comply with such rules.

ARTICLE VII
MANAGEMENT

7.01    Management of the LLC by the Board of Directors.

(a)    Management by the Board of Directors. The Members hereby unanimously agree that the responsibility for management and direction of the business and affairs of the LLC shall be delegated to a Board of Directors pursuant to the Tennessee LLC Act (the “Board of Directors”). No Member shall have any right to vote on any matter except as set forth in Sections 12.01(a) and 13.10(a) hereof.

(b)    Composition of Board of Directors; Appointment and Removal.

(i)The Board of Directors shall at all times be composed of four (4) Directors (each, a “Director”).

(ii)Two (2) of the Directors shall be appointed by Masland (the “Masland Directors”) and two (2) of the Directors shall be appointed by Desso (the “Desso Directors”). Each such individual shall serve until such time as he or she resigns, retires, dies or is removed. Any Director may be removed with or without cause by the Member who appointed such Director. Upon the resignation, retirement, death or removal of any Director, the Member who appointed such Director shall designate the replacement Director. The initial Masland Directors shall be Jon A. Faulkner and Lee Martin, and the initial Desso Directors will be Alexander Collot d’Escury and Tom Francken RV.

(c)    Meetings and Actions.

(i)    The Board of Directors shall meet (A) at least once each Fiscal Quarter (unless such meeting shall be waived by all of the Directors) at the principal offices of the LLC, at such other place as may be agreed upon from time to time by the Board of Directors or by telephone, such meeting to take place upon at least ten (10) days’ prior written notice to all Directors from the President; (B) at such other times as may be determined by unanimous agreement of the Board of Directors; or (C) upon the request of at least two (2) Directors or the President and upon at least ten (10) days’ prior written notice to all Directors from such requesting Persons. Meetings may be held by telephone. The Board of Directors shall cause written minutes to be prepared of all actions taken by the Board of Directors and shall cause a copy thereof to be delivered to each Director within fifteen (15) days thereof. Written notice to a Director shall be deemed to have been given if delivered to the Member that appointed such Director.

(ii)    No action may be taken at a meeting of the Board of Directors unless a quorum consisting of at least two (2) of the Masland Directors and one (1) of the Desso Directors, or two (2) of the Desso Directors and one (1) of the Masland Directors, are present.

(iii)Each Director shall be entitled to cast one (1) vote with respect to any decision made by the Board of Directors, except with respect to a determination to seek indemnification pursuant to Section 7.05 hereof, in which event a Director seeking indemnification hereunder shall have no vote with respect to his indemnification. Any action to be taken by the Board of Directors shall require affirmative votes from a Majority of the Directors present, including at least one (1) Masland Director and one (1) Desso Director, except those actions described in subparagraph (d) which require affirmative vote of the Members. The foregoing notwithstanding, any determination to grant indemnification to a Director pursuant to Section 7.05 hereof shall only require affirmative votes of the Directors appointed by the Member who did not appoint the Director to be indemnified. Approval or action by the Board of Directors shall constitute approval or action by the LLC. A Director may grant a proxy entitling another Director appointed by the same Member to exercise his voting rights. Such proxy shall be in writing and shall specify a termination date. The Directors appointed by the other Member shall be entitled to inspect the proxy on demand.

(iv)Any action to be taken by the Board of Directors may be taken without a meeting if consents in writing setting forth the action so taken are signed by the number of Directors required to make a quorum and by the number of Directors required to approve actions at a meeting.

(v)A Chairman chosen from among the Board of Directors will preside at any meeting of the Board of Directors. The Chairmanship role will rotate as between the Masland Directors and the Desso Directors on a yearly basis, with the first Chairman chosen as between the Masland Directors and the Desso Directors on the date of organization of the LLC by a coin toss, and the next Chairman being chosen on the first anniversary of such date of organization.

(d)    Annual Business Plan. Within sixty (60) days after the end of each Fiscal Year, the President shall prepare and submit or cause to be prepared and submitted to the Board of Directors a strategic plan covering the current year and including the current year’s budget (the “Annual Business Plan”), as well as such other information as may be required by the Board of Directors to be submitted to it to aid in its review of the Annual Business Plan. Each Annual Business Plan shall provide that the Members shall sell products to the LLC at full standard manufacturing costs plus warehousing costs plus freight costs and shall fix for the applicable year such costs that may be charged the LLC by each Member in a master cost list for the various products to be sold to the LLC. Additionally, each Annual Business Plan shall provide for changes that may be made as to such fixed costs through the applicable year and shall set forth the standard product warranties associated with the products to be sold to the LLC by the Members. The Annual Business Plan shall also set forth that the Members shall charge the LLC, on a monthly basis unless otherwise agreed, all selling, general and administrative costs of their respective hospitality organizations, including the costs of all hospitality sales representatives, and shall provide that their direct out-of-pocket costs will be passed along to the LLC and shall fix for the applicable year all other costs which cannot be directly passed on, such as costs for accounting services. Additional topics that shall be covered by the Annual Business Plan include the Trading Area for the applicable year, planned sales, profits, capital expenditures and working capital needs for the applicable year (in other words, the annual budget), the terms and conditions under which either of the Members shall conduct any other business with the LLC during the applicable year (for example, the terms and conditions under which any technologies may be licensed by either Member to the LLC or under which the LLC shall develop or have developed any new technologies and any license to the Members of same), the financing arrangements the LLC shall utilize during the applicable year and any targets and bonus arrangements for the applicable year for the President in his capacity as general manager of the LLC. The Board of Directors shall review, revise and approve the Annual Business Plan. If the President, any member of the Board of Directors or any Member shall propose during any year any amendment of an approved Annual Business Plan (including the authorization of any expenditure exceeding an amount authorized under the Annual Business Plan or any new product to be sold by either Member to the LLC) such amendment shall be submitted to the Board of Directors for approval, and if the Board of Directors cannot agree upon approval or disapproval of such amendment, the decision on such amendment shall be deferred until the meeting of the Board of Directors concerning creation of the next Annual Business Plan. The initial Annual Business Plan is attached hereto as Exhibit A. An initial three (3) year sales plan addressing targeted product sales volumes is attached hereto as Exhibit B (the “Initial Sales Plan”) and shall be considered in connection with the preparation and review of the Annual Business Plan for the first three (3) years of operation of the LLC.

(e)    Matters Reserved for the Members. The Board of Directors (acting on behalf of the LLC), by its own action, but not by delegation to officers or other employees of the LLC, shall have the sole right, power and authority to take the following actions in furtherance of the business of the LLC, provided, however, that no such action will be taken without the approval of each of the Members:

(i)    approving any contract, agreement or commitment outside the ordinary course of business, other than as contemplated in the Annual Business Plan;

(ii)    approving any issuance of LLC Interests to any Member or other Person or any other sale, issuance, purchase, redemption, reorganization or recapitalization of Membership Interests;

(iii)    approving the selection of or any change in the LLC’s auditors, accounting policies or accounting reference dates;

(iv)    approving all contracts that are proposed to be entered into between the LLC and any Member or Affiliate of a Member, other than those set forth in Section 7.04 or as contemplated in the Annual Business Plan, provided that any amendment of any such contracts set forth in Section 7.04 shall require approval of each of the Members;

(v)    approving all extraordinary distributions to the Members, other than distributions made to the Members in accordance with Section 6.03;

(vi)incurring indebtedness to any Person in an amount in excess of US$25,000.00 or for a period in excess of twelve (12) months, approving the assignment, pledge or encumbrance of, or the granting of a security interest in, the LLC Assets, or guaranteeing any indebtedness of any other Person or guaranteeing any contractual obligations of any other Person, other than as contemplated in the Annual Business Plan;

(vii)instituting litigation to which the LLC is a party;

(viii)approving the acquisition of all or substantially all of any business or business division from any Person, whether by asset purchase, stock purchase, merger or other business combination, other than as contemplated by the Annual Business Plan;

(ix)approving the entry of the LLC into any partnership or joint venture, or the creation of any subsidiary of the LLC or the contribution of any capital by the LLC to any Person or any other acquisition of any equity interests in any Person, or, if any of the foregoing are approved by the Members, approving the termination of any partnership or joint venture, the termination or dissolution of any subsidiary of the LLC or the sale or other disposition of any equity interests in any Person held by the LLC;

(x)approving the sale, conveyance or transfer of any of the LLC Assets, or any interest therein, other than as contemplated by the Annual Business Plan; and

(xi)approving any merger, consolidation, conversion, or sale of all or substantially all of the LLC Assets.

(f)    Third Party Reliance. Third parties dealing with the LLC shall be entitled to rely conclusively upon the power and authority of the Board of Directors and the officers of the LLC as set forth herein.

(g)Fiduciary Relationship. No Director shall be liable to the LLC or its Members for monetary damages for breach of fiduciary duty as a Director or otherwise liable, responsible or accountable to the LLC or its Members for monetary damages or otherwise for any acts performed, or for any failure to act; provided, however, that this provision shall not eliminate or limit the liability of a

Director (i) for any breach of the Director’s duty of loyalty to the LLC or its Members, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the Director received any improper personal benefit.

(h)Reimbursement. All expenses incurred with respect to the organization, operation, and management of the LLC shall be borne by the LLC. However, as contemplated by the Annual Business Plan, certain selling, general and administrative functions may be provided by the Members, and the Members shall be entitled to reimbursement from the LLC for expenses borne by the Members allocable to the organization, operation, and management of the LLC, including such selling, general and administration functions. None of the Directors, in their capacity as such, shall be entitled to any fees for services rendered for or on behalf of the LLC.

(i)No Individual Authority. Except as otherwise expressly provided in this Agreement, no Member, acting alone, shall have any authority to act for, or to undertake or to assume any obligation or responsibility on behalf of the other Member or the LLC.

7.02    Officers; Management of Operations. The day-to-day operations of the LLC will be managed by the officers of the LLC.

(a)    President. Subject to the authority of the Board of Directors, the President shall be the chief executive officer and general manager of the LLC, and, as such, shall be primarily responsible for the general management of the business of the LLC in implementation of the policies and directives of the Board of Directors as set forth in each Annual Business Plan. Subject to the foregoing sentence and Section 7.01, the President shall have authority to make contracts on behalf of the LLC, shall be responsible to effect all orders and resolutions of the Board of Directors, and shall perform such other duties as from time to time may be assigned by the Board of Directors. Desso shall have the power and right to appoint the Person who shall become the President, unless the Members agree in writing to waive or terminate such right and power in favor of Desso, and the initial President shall be Desso appointee John Reader, who shall serve until his resignation or removal by the Board of Directors.

(b)    Secretary. The Secretary, at the direction of the Board of Directors, shall prepare and distribute to each Director an agenda in advance of each meeting and shall prepare and distribute promptly to each Director written minutes of all meetings of the Board of Directors. The Secretary shall also be responsible for preparing and distributing to the Directors any notices received by the LLC or otherwise called for by this Agreement to be given by the LLC.

(c)    Other officers. The President may delegate certain authority and responsibilities to other officers of the LLC (including, but not limited to, one or more vice presidents, a treasurer and an assistant secretary) as the President deems necessary and appropriate. Any such officer shall hold his or her respective office unless and until such officer is removed by the President.

7.03    Other Activities of Members or Affiliates. (i) Any Member or any Affiliate thereof may have other business interests or may engage in other business ventures of any nature or description whatsoever, whether currently existing or hereafter created, and (ii) no Member or Affiliate thereof shall incur any liability to the LLC as a result of its pursuit of such other permitted business interests, ventures and competitive activity, and neither the LLC nor the other Members shall have any right to participate in such other business ventures or to receive or share in any income or profits derived therefrom. The foregoing sentence notwithstanding, as long as any Member is a member of the LLC, to the degree practicable, such Member shall not compete with the LLC in the Business.

7.04    Certain Transactions. The LLC is expressly permitted in the normal course of its business to enter into transactions with any or all Members or with any Affiliate of any or all Members, including those listed below, provided that the price and other terms of such transactions are fair to the LLC and that the price and other terms of such transactions are not less favorable to the LLC than those generally prevailing with respect to comparable transactions between unrelated parties. The effectiveness of this Agreement is expressly conditioned on the execution and delivery of the agreements listed below:

(a)    Supply Agreement with Masland. The LLC and Masland will enter into a Supply Agreement in the form attached hereto as Exhibit A for Masland to supply certain hospitality carpet products to the LLC.

(b)    Supply Agreement with Desso. The LLC and Desso will enter into a Supply Agreement in the form attached hereto as Exhibit B for Desso to supply certain hospitality carpet products to the LLC.

7.05    Indemnification of the Members, Directors, officers and any Affiliate.

(a)    Right of Indemnification. In accordance with the Tennessee LLC Act, the LLC shall indemnify and hold harmless any Member, Director, officer, or Affiliate of a Member (individually, in each case, an “Indemnitee”) to the fullest extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities (joint or several), expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which the Indemnitee may be involved or threatened to be involved, as a party or otherwise, arising out of or incidental to the business or activities of or relating to the LLC, regardless of whether the Indemnitee continues to be a Member, a Director, an officer or any Affiliate of a Member at the time any such liability or expense is paid or incurred; provided, however, that this provision shall not eliminate or limit the liability of an Indemnitee (i) for any breach of the Indemnitee’s duty of loyalty to the LLC or its Members, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the Indemnitee received any improper personal benefit.

(b)    Advances of Expenses. Expenses incurred by an Indemnitee in defending any claim, demand, action, suit, or proceeding subject to this Section 7.05 shall, from time to time, upon request by the Indemnitee, be advanced by the LLC prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the LLC of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined in a judicial proceeding or a binding arbitration that such Indemnitee is not entitled to be indemnified as authorized in this Section 7.05.

(c)    Other Rights. The indemnification provided by this Section 7.05 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, vote of the Board of Directors or otherwise, as a matter of law or equity, both as to an action in the Indemnitee’s capacity as a Member, a Director, an officer or any Affiliate thereof, and as to an action in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, and administrators of the Indemnitee.

(d)    Insurance. The LLC may purchase and maintain insurance on behalf of the Board of Directors and such other Persons as the Board of Directors shall determine against any liability that may be asserted against or expense that may be incurred by such Persons in connection with the offering of interests in the LLC or the business or activities of the LLC, regardless of whether the LLC would have the power to indemnify such Persons against such liability under the provisions of this Agreement.

(e)    Effect of Interest in Transaction. An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.05 or otherwise by reason of the fact that the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(f)    No Third Party Rights. The provisions of this Section 7.05 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

ARTICLE VIII
DEADLOCK

8.01    Deadlock.

(a)    “Deadlock” Defined. “Deadlock” shall occur if two (2) successive meetings of the Board of Directors called upon proper notice pass without (i) a quorum being present or (ii) without the Board of Directors reaching a decision on any matter presented for decision, subject to the provisions of Section 7.01(d) concerning amendments to an approved Annual Business Plan. Deadlock also shall occur if the Members cast a tie vote on a matter pursuant to Section 7.01(e), Section 12.01(a) or Section 13.10(a) after such matter is submitted to them in the form of a proposed written consent or Member meeting, and during the sixty (60) day period following this tie vote, the Members are unable to break the tie. (The sixty (60) day period shall commence on the date that the Member who was last to receive the proposed written consent received it or on the date of the Member meeting resulting in the tie vote.)

(b)    Resolution of Deadlock. If a Deadlock occurs, either Member may call for a non-binding mediation to take place to attempt to break the Deadlock. Any such mediation would be conducted according to the rules set forth in Section 13.14. If such mediation does not resolve the Deadlock, the Members may agree to submit the Deadlock to a binding arbitration, in which case such arbitration would be conducted according to rules as agreed to by the Members and in a venue as agreed to by the Members. If the Members do not submit the Deadlock to binding arbitration within thirty (30) days of the conclusion of the mediation, then each Member (for this purpose, the “First Member”) shall have the option (the “Buy-Sell Option”), for a period of sixty (60) days immediately following the end of such thirty (30) day period (the “Option Period”), to give written notice to the other Member (for this purpose, the “Second Member”) that the First Member is willing to purchase all of the Membership Interest then owned by such Second Member (the “Offer”). In the event neither Member elects to exercise the Buy-Sell Option within the Option Period, the LLC shall be dissolved in accordance with the provisions of Article XII. In the event either Member elects to exercise the Buy-Sell Option within the Option Period, the chief executive officers of the First Member and Second Member shall then promptly agree in good faith upon and engage an independent, third party appraiser to value the LLC and each Member’s respective Membership Interest. Such Person shall not have previously represented or provided services to either the First Member or Second Member, unless otherwise agreed by the Members. The appraisal costs shall be split equally between the Members. The Second Member shall have the option, for thirty (30) days after delivery of the appraiser’s determination of the value of the LLC (the “Election Period”), to elect to purchase all of the First Member’s Membership Interest for the price and on the terms specified in the Offer, adjusted so that the price is no lower than the value of the First Member’s Membership Interest as determined by the appraiser. In the event the Second Member fails to elect to purchase all of the First Member’s Membership Interest within the Election Period, then the Second Member shall sell its entire Membership Interest to the First Member for the price and on the terms specified in the Offer, adjusted so that the price is no lower than the value of the Second Members’ Membership Interest as determined by the appraiser. The applicable purchase and sale shall be completed within six (6) months of the date the Offer is delivered to the Second Member.

ARTICLE IX
BANK ACCOUNTS; BOOKS AND RECORDS; STATEMENTS; FISCAL YEAR

9.01    Bank Accounts. All funds of the LLC shall be deposited in its name in such checking and savings accounts, time deposits, certificates of deposit or other accounts at such banks as shall be designated by the Board of Directors from time to time, and the Board of Directors shall arrange for the appropriate conduct of such account or accounts.

9.02    Books and Records. The Board of Directors shall keep, or cause to be kept, accurate, full and complete books and accounts showing assets, liabilities, income, operations, transactions and the financial condition of the LLC. Any Member or its designee shall have access thereto at any reasonable time during regular business hours and shall have the right to copy said records at the expense of the LLC.

9.03    Financial Statements; Annual Business Plan; and Information.

(a)    Preparation. All financial statements prepared pursuant to this Section 9.03 shall present fairly the financial position and operating results of the LLC and shall be prepared in accordance with U.S. generally accepted account principles consistently applied, with all monetary amounts expressed in U.S. dollars.

(b)    Quarterly Report. Within sixty (60) days after the end of each quarterly period (the “Fiscal Quarter”) of each Fiscal Year, beginning with the first Fiscal Quarter after commencement of operations, the LLC shall prepare and submit or cause to be prepared and submitted to the Members an unaudited statement of profit and loss for the LLC for such Fiscal Quarter and an unaudited balance sheet of the LLC dated as of the end of such Fiscal Quarter, in each case prepared in accordance with U.S. generally accepted accounting principles consistently applied.

(c)    Annual Reports. Within ninety (90) days after the end of each Fiscal Year after commencement of operations, the President shall cause to be prepared and submitted to the Board of Directors and Members an audited balance sheet, together with statements of profit and loss, Members’ equity and changes in financial position for the LLC during such Fiscal Year, such audit to be performed to the highest standards required of either Member to comply with its regulatory and contractual requirements.

(d)    Other Reports. The Board of Directors shall provide to the Members such other reports and information concerning the business and affairs of the LLC as may be required by the Tennessee LLC Act or by any other law or regulation of any regulatory body applicable to the LLC.

9.04    Accounting Decisions. All decisions as to accounting matters, except as specifically provided to the contrary herein, shall be made by the Board of Directors.

9.05    Where Maintained. The books, accounts and records of the LLC at all times shall be maintained at the Financial Share Service Center in Waalwijk, the Netherlands.

9.06    Fiscal Year. The fiscal year of the LLC for financial, accounting and Federal, state and local income tax purposes shall initially be the calendar year (the “Fiscal Year”). The Board of Directors shall have authority to change the beginning and ending dates of the Fiscal Year if the Board of Directors deems such change to be necessary or appropriate to the business of the LLC, and shall give written notice of any such change to the Members within thirty (30) days after the occurrence thereof.

ARTICLE X
TRANSFER OF MEMBERSHIP INTERESTS AND THE ADDITION, SUBSTITUTION AND WITHDRAWAL OF MEMBERS

10.01    Transfer of LLC Interests.

(a)    Definition of Transfer. The term “transfer,” when used in this Article X with respect to a Membership Interest, shall include any sale, assignment, gift, pledge, hypothecation, mortgage, exchange or other disposition, except that such term shall not include any pledge, mortgage or hypothecation of or granting of a security interest in a Membership Interest in connection with any financing obtained on behalf of the LLC.

(b)    Void Transfers. It is understood that transfers of Membership Interests by Members shall be restricted. The LLC Interest or Voting Interest relating to the Membership Interest may not be transferred separately from the Membership Interest. No Membership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article X. Any transfer or purported transfer of any Membership Interest, LLC Interest or Voting Interest not made in accordance with this Article X (an “Unauthorized Transfer”) shall be void ab initio; provided, however, if the LLC is required under the Tennessee LLC Act or other applicable law, as reasonably determined by the Members or by a court of competent jurisdiction, to recognize an Unauthorized Transfer, the Person to whom such Membership Interest, LLC Interest or Voting Interest are transferred shall have only the rights of an assignee with respect to the interests transferred.

10.02    Restrictions on Transfers.

(a)    Consent Required. Except as provided in Section 10.02(b) or Section 10.03, no Member may transfer all or any portion of its Membership Interest or its Capital Account without the express written consent of the non-transferring Member.

(b)    Exempt Transfers. At any time, the Members shall be permitted to transfer all, but not less than all, of their Membership Interest, directly or indirectly, to wholly-owned subsidiaries, but only for so long as they remain wholly-owned. Similarly, the Members may reverse such transfers and transfer, directly or indirectly, the Membership Interest back to themselves. These transfers are referred to as “Exempt Transfers.” Such transfers will not be subject to any “right of first refusal” as defined in this Article X. The transferees in any such sales will be considered “Masland” or “Desso,” as the case may be, for purposes of this Agreement.

10.03    Right of First Refusal.

(a)    Offering Notice. If either Member (an “Offering Member”) desires to transfer all, but not less than all, of such Member’s Membership Interest (the “Offered Membership Interest”) to any Person, other than the other Member, such Offering Member shall give written notice thereof (the “Offering Notice”) to the LLC and the other Member (the “Other Member”). The Offering Notice shall state (i) the name and address of the prospective Person (the “Prospective Assignee”) to whom the Offering Member desires to Transfer such Offered Membership Interest, (ii) the price of the Offered Membership Interest to be paid by the Prospective Assignee, which price must be payable in cash (the “Proposed Purchase Price”), and the other terms and conditions of the offer, (iii) that the proposed purchase of the Offered Membership Interest shall be consummated no later than thirty (30) days after the expiration of the options referred to in Section 10.03(b), (iv) that the offer of the Prospective Assignee has been accepted by the Offering Member, subject to the rights of the Other Member contained in this Section 10.03, (v) that the Prospective Assignee acknowledges and agrees to the rights of the Other Member contained in this Section 10.03 and (vi) that the Prospective Assignee has agreed to become a party to this Agreement and to be bound by the terms and conditions hereof to the same extent and in the same manner as the Offering Member. In addition, the Offering Member shall provide evidence reasonably satisfactory to the LLC and the Other Member as to the Prospective Assignee’s financial ability to consummate the proposed purchase.

(b)     The Other Member shall have the option (i) to allow the sale to the Prospective Assignee to go forward, or (ii) to cause the LLC to engage an independent, third party appraiser, such appraiser to be agreed upon in good faith by the Members and such costs of appraisal to be split equally between the Members, to determine the value of the LLC and of the Offered Membership Interest (which shall be not less than book value), whereupon the Other Member (x) may cause the LLC to purchase all, but not less than all, of the Offered Membership Interest, or may itself purchase, individually or with the LLC, all, but not less than all, of the Offered Membership Interest, at a price equal to the greater of the Proposed Purchase Price and the value of such Membership Interest as determined by the appraiser, and any such purchase shall be upon substantially the same terms and conditions as contained in the Offering Notice on which the Prospective Assignee has agreed to purchase the Offered Membership Interest (except for the Proposed Purchase Price, if less than the value of such Membership Interest as determined by the appraiser), or (y) allow the sale to the Prospective Assignee to go forward. The Other Member’s option to purchase and/or cause the LLC to purchase the Offered Membership Interest shall be exercisable by delivering written notice to such effect, prior to the expiration of thirty (30) days from receipt of the Offering Notice, to the Offering Member and the LLC. Closing of the purchase by the LLC and/or the Other Member shall be within thirty (30) days of the delivery of determination of value by the appraiser.

(c)    Sale by Offering Member. If the LLC and/or the Other Member does not purchase all of the Offered Membership Interest, then the Offering Member shall be free, up to and including the date specified in the Offering Notice, to transfer all (but not less than all) of the Offered Membership Interest to the Prospective Assignee in accordance with the terms set forth in the Offering Notice, subject to the rights described in Section 10.03(d). If the terms of such sale are changed or if the sale is not consummated by the date specified in the Offering Notice, the restrictions provided for herein shall again become effective, and no transfer of such Offered Membership Interest may be made thereafter by the Offering Member without again offering the same to the Other Member in accordance with this Section 10.03, unless the Other Member waives this requirement in writing.

(d)    Approval of Prospective Assignee. The Other Member shall have the right to approve the transfer of the Offered Membership Interest to the Prospective Assignee. If the Offering Member transfers the Offered Membership Interest to the Prospective Assignee without written approval from the Other Member, then the Other Member shall have the option, to be exercised with sixty (60) days of such transfer, to put all of its Membership Interest to the Offering Member on the same terms and conditions, including price, according to which the Offered Membership Interest was purchased by the Prospective Assignee, whereupon the Offering Member shall purchase such Membership Interest, in cash, within thirty (30) days of receipt of notice of exercise of such put option.

10.04    Conditions to Transfers. A transfer shall not be permitted under this Agreement unless and until the following conditions are satisfied:

(a)    Except in the case of a transfer of Membership Interest involuntarily by operation of law, the transferor and transferee shall execute and deliver to the LLC such documents and instruments of conveyance as the LLC and its counsel may deem necessary or appropriate to effect such transfer and to confirm the agreement of the transferee to be bound by the provisions of this Agreement. In any case not described in the preceding sentence, the transfer shall be confirmed by presentation to the LLC of legal evidence of such transfer, in form and substance satisfactory to counsel to the LLC.

(b)    The transferee shall furnish to the LLC the transferee’s taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the Membership Interest transferred, and any other information reasonably necessary to permit the LLC to file all required federal and state tax returns and other legally required information, statements or returns. The LLC shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred Membership Interest until it has received such information.

(c)    Except in the case of a transfer involuntarily by operation of law, either (i) such Membership Interest shall be registered under the Securities Act and any applicable state securities laws, or (ii) the transferor shall provide evidence satisfactory to the LLC and its counsel that such transfer is exempt from all applicable registration requirements and will not violate any applicable laws regulating the transfer of securities.

10.05    Rights of Unadmitted Assignees. An assignee of Membership Interests who is not then a Member or who has not been admitted in accordance with Section 10.06 shall be entitled only to an LLC Interest with respect to the Membership Interest transferred to such assignee. Such an assignee shall (a) have no right to vote or otherwise participate in matters of the LLC, (b) take no part in the management of the LLC’s business and affairs, (c) have no right to become a Member, (d) have no right to any information or accounting of the affairs of the LLC, (e) not be entitled to inspect the books or records of the LLC, and (f) not have any of the Voting Rights of a Member under the Tennessee LLC Act or this Agreement.

10.06    Admission of Assignees as Members. Except in the case of an assignee who purchases the entire Membership Interests of both Members and thereby becomes a sole Member, an assignee who has purchased a Membership Interest in accordance with Section 10.04 shall be admitted to the LLC as a Member upon satisfaction of the following conditions:

(a)    The assignee becomes a party to this Agreement as a Member and executes such documents and instruments as the LLC may reasonably request and as may be necessary or appropriate to confirm such Assignee as a Member in the LLC and such assignee’s agreement to be bound by the terms and conditions hereof;

(b)    The assignee pays or reimburses the LLC for all reasonable legal, filing, and publication costs that the LLC incurs in connection with the admission of the assignee as a Member with respect to the Membership Interest transferred; and

(c)    The assignee provides to the LLC evidence satisfactory to the LLC and its counsel of the authority of the assignee to become a Member and to be bound by the terms and conditions of this Agreement.

10.7    Distributions and Allocations upon Assignment. If any Membership Interests are transferred during any accounting period in compliance with the provisions of this Article X, Net Income,

Net Losses, each item thereof, and all other items attributable to such Membership Interests for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the period in accordance with Section 706 of the Code, using any conventions permitted by law and selected by the President. All distributions on or before the date of such transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. The LLC shall not incur any liability for making allocations and distributions in accordance with the provisions of this Section 10.07, whether or not the LLC has knowledge of any conveyance of ownership of any Membership Interests. In the absence of the admission of a Member in accordance with Section 10.06, any payment to a transferring Member shall acquit the LLC and the Board of Directors of all liability to any other persons who may be interested in such payment by reason of an assignment by such Member.

10.08    Lender Approval. In the event that, pursuant to the terms of any loan agreement, security agreement, mortgage, or other agreement existing at any time between the LLC and any lender, the approval of such lender is required prior to the time that any transfer or assignment of any Membership Interest in the LLC may occur, then, notwithstanding any provision of this Article X to the contrary, no transfer or assignment of any Membership Interest in the LLC shall be effective until all required approvals and/or consents of any such lender have been obtained.

10.09    Dealing with Members. The LLC, each Member, the Board of Directors, the President and any other Person or Persons having business with the LLC need deal only with Members who are admitted as Members or as substituted Members of the LLC pursuant to this Article X, and they shall not be required to deal with any other person by reason of transfer by a Member, except as otherwise provided in this Agreement.

10.10    No Right to Withdraw. No Member shall have any right to resign or otherwise withdraw from the LLC without the express written consent of all the other Members.

ARTICLE XI
ISSUANCE OF ADDITIONAL MEMBERSHIP INTERESTS

The LLC shall not issue or sell additional Membership Interests without the unanimous approval of the Members.
ARTICLE XII
DISSOLUTION AND LIQUIDATION

12.01    Events Causing Dissolution. The LLC shall be dissolved and its affairs wound up upon the occurrence of any of the following events:

(a)    the consent in writing by all of the Members to dissolve and wind up the affairs of the LLC;

(b)    the written notification of either Member if the actual net sales of the LLC do not meet the predefined minimum targets for such net sales and/or “EBIT” as expressed for any of the three

(3) initial years of operation of the LLC in the Initial Sales Plan, the first date for evaluation being April 1, 2015.

(c)    the failure of the Distribution Agreement between the Members or their Affiliates concerning the sale of Desso carpet tiles in the U.S. to be converted by the parties thereto into a joint venture agreement for an operational joint venture entity by April 1, 2015, unless Members agree otherwise.

(d)    the sale or other disposition by the LLC of all or substantially all of the LLC Assets and the collection of all amounts derived from any such sale or other disposition, including all amounts payable to the LLC under any promissory notes or other evidences of indebtedness taken by the LLC, and the satisfaction of contingent liabilities of the LLC in connection with such sale or other disposition (unless the Members shall elect to distribute such indebtedness to the Members in liquidation);

(e)    the Bankruptcy, dissolution or liquidation of a Member;

(f)    a Change of Control of Masland or Desso, unless the other Member not undergoing a Change of Control decides not to dissolve the LLC, or Members want to dissolve;

(g)    a Deadlock pursuant to Article VIII which has been submitted to mediation but not resolved thereby, which the Members have not submitted to arbitration and for which neither Member has exercised the Buy-Sell Option (as described in Article VIII) within sixty (60) days of the conclusion of the mediation;

(h)    if a Member fails to perform any of its material obligations under this agreement (an “Event of Default”) which Event of Default is not cured within thirty (30) days of receipt of written notice of such default; or

(i)    the occurrence of any event that, under the Tennessee LLC Act, would cause the dissolution of the LLC or that would make it unlawful for the business of the LLC to be continued.

12.02    Winding Up of LLC.

(a)    Upon the dissolution of the LLC, the Board of Directors and officers (or any other person or entity responsible for winding up the affairs of the LLC) shall proceed without any unnecessary delay to sell or otherwise liquidate the LLC Assets, pay or make due provision for the payment of all debts, liabilities and obligations of the LLC and make provision for the performance of all outstanding orders to be performed by the LLC.

(b)    The Board of Directors and officers (or any other person or entity responsible for winding up the affairs of the LLC) shall distribute the net liquidation proceeds and any other liquid assets of the LLC, after the payment of all debts, liabilities and obligations of the LLC (including, without limitation, all amounts owing to a Member under this Agreement or under any agreement between the LLC and a Member entered into by the Member other than in its capacity as a Member in the LLC), the payment of expenses of liquidation of the LLC, and the establishment of a reasonable reserve in an amount estimated by the Board of Directors to be sufficient to pay any amounts reasonably anticipated to be required to be paid by the LLC, to the Members, first, pro rata, in proportion to the positive balances, if any, in their respective Capital Accounts until such Capital Accounts are reduced to zero sums, and, second, pro rata, in accordance with their respective Percentage Interests.

(c)    Upon the dissolution of the LLC other than due to an Event of Default, the Members may agree upon ongoing access of each Member to intellectual properties of the other Member related to the Business, for up to five (5) years, and ongoing supply of products by each Member to the other Member related to the Business, at then-current full costs of production plus a fifteen percent (15%) markup, for up to three (3) years. For the avoidance of doubt, upon the dissolution of the LLC due to an Event of Default, neither Member shall have access to the intellectual properties or products of the other Member, neither Member shall be allowed to use the marketing materials of the other Member then in existence and each Member can immediately compete in the Business upon failure of the Event of Default to be cured in the thirty (30) day period after notice.

12.03    Capital Account Deficit Balance Restoration Obligation. In no event shall any Member be liable with respect to, or be required to contribute capital to restore, a negative or deficit balance in such Member’s Capital Account upon the dissolution or liquidation of either the LLC or such Member’s Capital Account or at any other time.

12.04    Cancellation of Certificate of Formation. Upon the completion of the winding up and liquidation of the LLC, the Certificate of Formation shall be cancelled in accordance with the provisions of the Tennessee LLC Act.

ARTICLE XIII
MISCELLANEOUS PROVISIONS

13.01    Compliance with Tennessee LLC Act. Each Member agrees not to take any action or fail to take any action which, considered alone or in the aggregate with other actions or events, would result in the termination of the LLC under the Tennessee LLC Act.

13.02    Additional Actions and Documents. Each of the Members hereby agrees to take or cause to be taken such further actions, to execute, acknowledge, deliver and file or cause to be executed, acknowledged, delivered and filed such further documents and instruments, and to use best efforts to obtain such consents, as may be necessary or as may be reasonably requested to fully effectuate the purposes, terms and conditions of this Agreement, whether before, at or after the closing of the transactions contemplated by this Agreement.

13.03    Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing (either by regular mail or electronic mail) and shall be deemed to have been sufficiently given (i) when delivered in person, (ii) on the third (3rd) business day after mailing by first class United States mail if mailed in the United States to a United States address, (iii) on the next business day after mailing by a nationally recognized overnight courier service if mailed in the United States to a United States address, (iv) on the third (3rd) business day after mailing by an internationally recognized overnight service if mailed internationally or (v) when delivered via facsimile or electronic mail with the original delivered via one of the preceding methods, to the following address (or to such other address as a party may specify from time to time by written notice to all other parties to this Agreement):

If to Masland:

TDG Operations, LLC
2208 S. Hamilton Street
Dalton, GA 30721-4974
Attn:     Jon A. Faulkner
Email:    jon.faulkner@dixiegroup.com

with a copy to (which copy shall not constitute notice):

Miller & Martin PLLC
832 Georgia Avenue
Chattanooga, Tennessee 37402
Attn:    John F. Henry
Fax:    (423) 321-1567
Email:    jhenry@millermartin.com

If to Desso:

Desso (U.S.A.), Inc.
10 Corbin Drive, Floor #2
Darien, Connecticut 06820
Attn: Tom Francken RV
Fax: __________________
Email:_________________

With a copy to:
Bencis Capital Partners
WTC Amsterdam Tower H- 9th floor
Zuidplein 76
1077 XV Amsterdam, the Netherlands
Attn.: Dhr. Robert Falk
Fax: ___________________
Email: _______________________

13.04    Severability. The invalidity of any one or more provisions hereof or of any other agreement or instrument given pursuant to or in connection with this Agreement shall not affect the remaining portions of this Agreement or any such other agreement or instrument or any part thereof, all of which are included subject to the condition that they are held valid in law; and in the event that one or more of the provisions contained herein or therein should be invalid, or should operate to render this Agreement or any such other agreement or instrument invalid, this

Agreement and such other agreements and instruments shall be construed as if such invalid provisions had not been inserted.

13.05    Survival. It is the express intention and agreement of the Members that all covenants, agreements, statements, representations, warranties and indemnities made in this Agreement shall survive the execution and delivery of this Agreement.

13.06    Waivers. Neither the waiver by a Member of a breach of or a default under any of the provisions of this Agreement, nor the failure of a Member, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right, remedy or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights, remedies or privileges hereunder.

13.07    Exercise of Rights. No failure or delay on the part of a Member or the LLC in exercising any right, power or privilege hereunder and no course of dealing between the Members or between a Member and the LLC shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any other rights or remedies which a Member or the LLC would otherwise have at law or in equity or otherwise.

13.08    Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the Members and their respective successors and assigns.

13.09    Limitation on Benefits of this Agreement. Subject to Section 7.05, it is the explicit intention of the Members that no person or entity other than the Members and the LLC is or shall be entitled to bring any action to enforce any provision of this Agreement against any Member or the LLC, and that the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the Members (or their respective successors and assigns as permitted hereunder) and the LLC.

13.10    Amendments.

(a)    Amendments Procedure. Except as set forth in Section 2.03, the Certificate of Formation and this Agreement may only be modified or amended by the unanimous written consent of the Members.

(b)    Execution of Amendments. Each amendment to this Agreement shall be executed by all of the Members; and each Member covenants and agrees that it will execute any amendment to this Agreement that has been duly adopted in accordance with the provisions of this Section 13.10; provided, however, that in the event any Member fails to execute (or is unable to execute) any such duly adopted amendment, the President or the Secretary of the LLC may execute such amendment as attorney-in-fact for such Member.

(c)    Power of Attorney. Each Member makes, constitutes and appoints each of the President and the Secretary as its true and lawful attorney-in-fact for it and in its name, place, and stead and for its use and benefit, to sign, execute, certify and deliver any amendment to this Agreement duly adopted by the Members in accordance with the terms of this Section 13.10; and either such attorney-in-fact, acting alone, may sign, execute, certify and deliver any amendment to this Agreement duly adopted by the Members, in accordance with the terms of this Section 13.10.

13.11    Entire Agreement. This Agreement (including the Addenda, Schedules and Exhibits hereto) contains the entire agreement between the Members with respect to the matters set forth herein, and supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein and therein, including but not limited to that certain Letter of Intent dated as of February 7, 2014 between Masland and Desso.

13.12    Regulatory Cooperation. Masland and Desso each agree to notify the other before taking any step relating to regulatory issues, including communicating on a formal or informal basis with any regulatory authority, and agree to cooperate in addressing all regulatory issues that arise. Masland and Desso will mutually agree upon the actions that will require the prior written consent of each of Masland and Desso.

13.13    Headings. Article, Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

13.14    Governing Law; Mediation. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Tennessee, without giving effect to any law that would render such choice of law ineffective. Any mediation among the Members, whether contemplated in connection with a Deadlock or otherwise agreed to among the Members, shall apply such law, shall be non-binding and shall take place within sixty (60) days of the call for such mediation, and the mediation shall be conducted by a mediator agreed upon by the Members, or if they cannot agree, each Member shall choose a mediator and the two mediators shall together choose a third mediator and such third mediator shall conduct the mediation. Any mediation shall take place in the U.S. at a location mutually agreed upon by the Members or, if the Members cannot agree, as chosen by the mediator. Expenses of the mediator will be paid one half by each Member, otherwise the expenses of each Member in connection with the mediation shall be borne by each Member.

13.15    Waiver of Jury Trial. Each of the parties hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any of the transactions contemplated hereby.

13.16    Jurisdiction, Etc. Each of the parties hereto hereby irrevocably and unconditionally submit, for such party and such party’s property, to the jurisdiction of any Tennessee state court or federal court of the United States of America sitting in Hamilton County, Tennessee and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in any such Tennessee state court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

13.17    Execution in Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

13.18    Confidentiality.

(a)    Each Member acknowledges that during the term of this Agreement, it will have access to and become acquainted with trade secrets, proprietary information and confidential information belonging to the LLC and the other Member that are not generally known to the public, including, but not limited to, information concerning business plans, financial statements and other information provided pursuant to this Agreement, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists or other business documents that the LLC and/or the other Member treats as confidential, in any format whatsoever (including oral, written, electronic or any other form or medium) (collectively, "Confidential Information"). In addition, each Member acknowledges that: (i) the LLC and other Member has invested, and continues to invest, substantial time, expense and specialized knowledge in developing its Confidential Information; (ii) the Confidential Information provides the LLC and the other Member with a competitive advantage over others in the marketplace; and (iii) the LLC and the other Member would be irreparably harmed if its Confidential Information were disclosed to competitors or made available to the public. Without limiting the applicability of any other agreement to which any Member is subject, no Member shall, directly or indirectly, disclose or use (other than solely for the purposes of such Member monitoring and analyzing its investment in the LLC or aiding the operation of the LLC) at any time, including, without limitation, use for personal, commercial or proprietary advantage or profit, either during its association with the LLC or thereafter, any Confidential Information of the LLC or the other Member of which such Member is or becomes aware. Each Member in possession of Confidential Information of the LLC or the other Member shall take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft.

(b)    Nothing contained in this Section shall prevent any Member from disclosing Confidential Information: (i) upon the order of any court or administrative agency; (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Member; (iii) to the extent compelled by legal process, or required or requested pursuant to subpoena, interrogatories or other discovery requests or required pursuant to securities laws, stock exchange regulation or other applicable laws, regulations or rules; (iv) to the extent necessary in connection with the exercise of any remedy hereunder; (v) to the other Member; (vi) to such Member's representatives who, in the reasonable judgment of such Member, need to know such Confidential Information and are subject to confidentiality agreements at least as restrictive as those in this Section; or (vii) with respect to the Confidential Information of the LLC, to any potential Prospective Assignee in connection with a proposed Transfer of Membership Interests from such Member to such Prospective Assignee, as long as such Prospective Assignee agrees to be bound by the provisions of this Section as if a Member; provided, that in the case of clause (i), (ii) or (iii), such Member shall notify the LLC and other Member of the proposed disclosure as far in advance of such disclosure as practicable (but in no event make any such disclosure before notifying the LLC and other Member) and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the LLC and the other Member, when and if available.

(c)    The restrictions of this Section shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of a disclosure by a Member in violation of this Agreement; (ii) is or has been independently developed or conceived by such Member without use of Confidential Information; or (iii) becomes available to such Member or any of its Representatives on a non-confidential basis from a source other than the LLC, the other Member or any of their respective representatives, provided, that such source is not known by the receiving Member to be bound by a confidentiality agreement regarding the Confidential Information.

(d)    The obligations of each Member under this Section shall survive for a period of five (5) years after the (i) the termination, dissolution, liquidation and winding up of the LLC, (ii) the withdrawal of such Member from the LLC, and (iii) such Member's Transfer of its Membership Interests.

13.19    Announcements. Except as required by law or applicable stock exchange regulation, no Member shall make any announcement, press release or other public statement relating in any manner to this Agreement, the terms hereof or the relationship of the parties hereto without first obtaining the consent of the other Member to the disclosure proposed to be made. The other Member hereto shall not unreasonably withhold its consent to any request made by pursuant to this Section 13.19. The Members shall use their best efforts to consult and coordinate with each other before making any announcement, press release or other public statement as required by law or applicable stock exchange regulation.

13.20    Further Assurances. The Members each agree to cooperate, and to execute and deliver in a timely fashion any and all additional documents, to effectuate the purposes of the LLC and this Agreement.

13.21    Specific Performance. Each Member agrees that the LLC and the other Members would be irreparably damaged if any of the provisions of this Agreement are not performed or observed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which the LLC and each Member may be entitled, at law or in equity, they shall be entitled to injunctive relief to prevent or remedy breaches of the provisions of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of competent jurisdiction.

[Signature Page Following]

IN WITNESS WHEREOF, the undersigned have duly executed this Limited Liability Company Agreement as of the day and year first set forth above.

TDG OPERATIONS, LLC

By:    /s/ Jon Faulkner
Name:    Jon Faulkner
Title:    President

DESSO (U.S.A.), INC.

By:    /s/ John Reader
Name:    John Reader
Title:    Managing Director